AMENDMENT No. 18 to

ADMINISTRATION

AGREEMENT

and

FUND ACCOUNTING AGREEMENT

AMENDMENT made as of August 27, 2024, to that certain Administration and Fund Accounting Agreement entered into as of June 1, 2006, as amended (“Agreement”) by and among (i) Victory Portfolios, Victory Variable Insurance Funds, and Victory Portfolios II, each a Delaware statutory trust (each, a “Trust” and, together, the “Trusts”) on behalf of those investment company portfolios listed on Schedule D which may be amended from time to time (each, a “Fund” and, together, the “Funds”) in the case of both the Trusts and the Funds, individually and not jointly and (ii) Victory Capital Management Inc. (“VCM”), a New York corporation. All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement

WHEREAS, VCM and the Trusts wish to enter into this Amendment to the Agreement to amend Schedule A to the Agreement to explicitly include the provision by VCM of a Treasurer and Anti-Money Laundering Compliance Officer and Identity Theft Officer, previously provided by Citi Fund Services Ohio Services, Inc. (“Citi”) pursuant to the terms of that certain Sub-Administration and Sub-Fund Accounting Services Agreement dated of October 1, 2015, as amended.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, VCM and the Trusts hereby agree as follows:

1.Section 8 of Schedule A to the Agreement is deleted in its entirety and replaced by the following:

Make available appropriate individuals to serve as officers of the Trusts (to serve only ministerial or administrative capacities relevant to the Services, except as otherwise provided in this Agreement) upon designation as such by the Boards, including a Treasurer and Anti- Money Laundering Compliance Officer and Identity Theft Officer;

2.Except as set forth in this Amendment, the Agreement, including any provisions related to fees payable by the Funds to VCM, is unaffected and shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

VICTORY PORTFOLIOS, on behalf of each Fund listed on Schedule D, individually and not jointly

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY VARIABLE INSURANCE

FUNDS,

on behalf of each Fund listed on Schedule D, individually and not jointly

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY PORTFOLIOS II, on behalf of each Fund listed on Schedule D, individually and not jointly

By: /S/ THOMAS DUSENBERRY

Name: Thomas Dusenberry

Title: President

VICTORY CAPITAL MANAGEMENT INC.

By: /S/ MICHAEL D. POLICARPO

Name: Michael D. Policarpo

Title: President, Chief Financial Officer

and Chief Administrative Officer

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